Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts Dividend Advantage Municipal Fund
811-09451



The annual meeting of shareholders was held in the offices of Nuveen Investments on January 3, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to February 7, 2014 and March 7, 2014.


Voting results for the meeting are as follows:

<c> Common and Preferred Shares voting
 together as a class
<c>  Preferred Shares
To approve an Agreement and Plan of
Reorganization


   For
             1,782,456
                754,940
   Against
                186,824
                105,517
   Abstain
                  44,426
                  17,500
   Broker Non-Votes
             1,032,070
                380,455
      Total
             3,045,776
             1,258,412







Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 18, 2013, under Conformed Submission Type 497, accession number 0001193125-13-404011.